UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 8, 2010

Cardo Medical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-21419	23-2753988
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9701 Wilshire Blvd, Suite 1100, Beverly Hills, California		90212
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(310) 274-2035

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon recommendation of the Nominating Committee, the Board of Directors of Cardo Medical, Inc. (the "Company") appointed Stephen Liu, M.D., as a director of the Company effective as of April 8, 2010.

Dr. Liu currently serves as Chairman and Chief Executive Officer of ChiMed, Inc., a visual health content provider for consumers in Asia, Chairman of First China Capital Partners, a boutique merchant bank based in China, Hong Kong and the Taiwan, as well as Chief Executive Officer of Arrin Corporation (OTCBB:ARRI), a publicly traded shell company with no operations. From September 2000 through September 2008, Dr. Liu served as Chairman of InterBusiness Bank and from 1992 until 2006, Dr. Liu served on the faculty of the UCLA School of Medicine and was a team physician staff member for UCLA athletics for 8 years. Between 1994 and 2000, Dr. Liu provided clinical advisory services to Mitek Surgical Devices, Inc., a division of Johnson and Johnson, Innovative Devices, Inc., and Stryker of Greater China. Dr. Liu graduated from the University of Southern California School of Medicine, and trained as an orthopedic surgeon specializing in Sports Medicine.

On June 30, 2009, in connection with a private placement of shares of the Company's common stock, PacRim Capital Partners, LLC ("PacRim") purchased 600,000 shares of the Company's common stock for an aggregate purchase price of $210,000. At the time of the purchase, Dr. Liu served as the President and Managing Member of PacRim, positions he held until January 2010. Dr. Liu currently serves as a director of PacRim and currently holds a 35% ownership interest in PacRim.

On October 27, 2009, in connection with a private placement of shares of the Company's common stock, Portal Venture LLC ("Portal Venture") purchased 2,000,000 shares of the Company's common stock for an aggregate purchase price of $700,000. At the time of the purchase, Dr. Liu served as the Managing Member of Portal Venture, a position he held until January 2010. Dr. Liu currently holds a 35% ownership interest in Portal Venture.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cardo Medical, Inc.

April 14, 2010	By:	/s/ Andrew Brooks, M.D.

Name: Andrew Brooks, M.D.
Title: Chief Executive Officer